Exhibit 3.357

ARTICLES OF INCORPORATION

OF

FERRY PASS HOSPITAL, INC.

The undersigned subscribers to these Articles of Incorporation, each a natural person competent to contract, hereby associate themselves together to form a corporation under the laws of the State of Florida.

ARTICLE I

NAME

The name of this corporation is: Ferry Pass Hospital, Inc.

ARTICLE II

NATURE OF BUSINESS

The general nature of the business to be transacted by this corporation is the management of public non-profit hospitals and the owning and operation of private general hospitals and including, but not limited to pharmacies, psychiatric care facilities, beauty shops, book stores, flower and gift stores, in connection with said management, ownership and operation of hospitals. The foregoing notwithstanding, this corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida and may exercise those powers as enumerated in Section 608.13 of the Florida General Corporation Law as presently in force or as may be amended.

ARTICLE III

CAPITAL STOCK

A maximum number of shares of capital stock which this corporation shall be authorized to issue and have outstanding at any one time is one thousand (1,000) shares of common stock having a par value of One Dollar ($1.00) per share.

All of said stock shall be payable in cash or property at a just valuation to be fixed by the Board of Directors at a meeting called for that purpose. Any and all shares issued, for which the consideration has been paid shall be non-assessable and shall not be liable to any further call or assessment thereon.

ARTICLE IV

INITIAL CAPITAL

The amount of capital with which this corporation shall begin business is One Thousand Dollars ($1,000).

ARTICLE V

TERM OF EXISTENCE

This corporation is to exist perpetually.

ARTICLE VI

PRINCIPAL OFFICE

The street address of the principal office of this corporation in the State of Florida is 8301 N. Davis Highway, Pensacola, Florida. The Board of Directors may from time to time move the principal office to any other address.

ARTICLE VII

DIRECTORS

This corporation shall have three directors, initially. The number of directors may be increased or diminished from time to time, by bylaws adopted by the stockholders, but shall never be less than three. The stockholders shall have the power at any special or regular meeting to remove a director at any time without cause by a majority vote and may fill the vacancy thereby created in a like manner.

ARTICLE VIII

INITIAL DIRECTORS

The names and street addresses of the members of the first Board of Directors are:

John C. Neff	One Park Plaza Nashville, Tennessee 37202

Thomas F. Frist, Jr.	One Park Plaza Nashville, Tennessee 37202

Robert P. Brueck	One Park Plaza Nashville, Tennessee 37202

ARTICLE IX

SUBSCRIBERS

The names and street addresses of each subscriber of these Articles of Incorporation are:

John C. Neff	One Park Plaza Nashville, Tennessee 37202

Thomas F. Frist , Jr.	One Park Plaza Nashville, Tennessee 37202

Robert P. Brueck	One Park Plaza Nashville, Tennessee 37202

The proceeds of stock subscribed for will be at least as much as the amount necessary to begin business.

ARTICLE X

POWERS OF THE BOARD OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make and alter the bylaws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in.

To authorize and cause, to be executed mortgages and liens upon the real and personal property of this corporation.

From time to time to determine whether and to what extent, and at what time and places, and under what considerations and what regulations, the accounts and books of this corporation. (other than stock books), or any of them, shall be open to inspection by the stockholders; and no stockholder shall have any right of inspecting any account, book or document of this corporation except as conferred by statute, unless authorized by a resolution of the stockholders or directors.

Pursuant to the affirmative vote of the stockholders of record holding stock in the corporation entitling them to exercise at least a majority of the voting power, given at a stockholders’ meeting duly called for that purpose or when authorized by the written consent of stockholders of record holding stock in the corporation entitling them to exercise at least a majority of the voting power, the Board of Directors shall have the power and authority at any meeting to sell, lease, or exchange all the property and assets of this corporation, including its goodwill and its corporate franchises, or any property or assets essential to the business of the corporation, upon such terms and conditions as its Board of Directors deem expedient and for the best interest of the corporation.

This corporation may in its bylaws confer powers upon its Directors in addition to the foregoing and in addition to the powers and authorities expressly conveyed upon them by the statute.

ARTICLE XI

MEETINGS OUTSIDE THE STATE

Both stockholders and directors shall have the power, if the bylaws so provide, to hold their meetings within or without the State of Florida, and to keep the books in this corporation (subject to the provisions of the statute), outside of the State of Florida in such places as may be from time to time designated by the Board of Directors.

ARTICLE XII

AMENDMENTS

These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the stockholders, and approved at a stockholders’ meeting by a majority of the stock entitled to vote thereon, unless all the directors and all the stockholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

(SEAL)
John C. Neff

(SEAL)
Thomas F. Frist, Jr.

(SEAL)
Robert P. Brueck

STATE OF TENNESSEE

COUNTY OF DAVIDSON

Personally appeared before me, the undersigned authority, John C. Neff, who, being to me well known and who acknowledged before me that he is a party to the above and foregoing Articles of Incorporation, and further acknowledged the said Articles to be his free act and deed as the signer thereof, and that the facts therein stated are true.

WITNESS my hand and official seal at _______________________________________, ______________________, County, State of Tennessee, this 16th day of August, 1973.

Notary Public, State of Tennessee My commission expires:

STATE OF TENNESSEE

COUNTY OF DAVIDSON

Personally appeared before me, the undersigned authority, Thomas F. Frist, Jr., who, being to me well known and who acknowledged before me that he is a party to the above and foregoing Articles of Incorporation, and further acknowledged the said Articles to be his free act and deed as the signer thereof, and that the facts therein stated are true.

WITNESS my hand and official seal at _______________________________________, ______________________, County, State of Tennessee, this 16th day of August, 1973.

Notary Public, State of Tennessee
My commission expires: 8/12/74

STATE OF TENNESSEE

COUNTY OF DAVIDSON

Personally appeared before me, the undersigned authority, Robert P. Brueck, who, being to me well known and who acknowledged before me that he is a party to the above and foregoing Articles of Incorporation, and further acknowledged the said Articles to be his free act and deed as the signer thereof, and that the facts therein stated are true.

WITNESS my hand and official seal at _______________________________________, ______________________, County, State of Tennessee, this 16th day of August, 1973.

Notary Public, State of Tennessee
My commission expires: 8/12/74